SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549


                                  FORM 8-K

                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


    Date of report (Date of earliest event reported):  January 24, 2000


                                ASHLAND INC.
           (Exact name of registrant as specified in its charter)


                                  Kentucky
               (State or other jurisdiction of incorporation)

         1-2918                                              61-0122250
      (Commission File Number)                            (I.R.S. Employer
                                                          Identification No.)


   50 E. RiverCenter Boulevard, Covin                        41012-0391
           (Address of principal executive offices)          (Zip Code)


   P.O. Box 391, Covington, Kentucky                         41012-0391
           (Mailing Address)                                 (Zip Code)


     Registrant's telephone number, including area code (606) 815-3333



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    Item 5.  Other Events
    -------  ------------

     On June 22, 1999, Ashland, as a shareholder of Arch Coal, announced that it had retained the investment banking firm of Goldman Sachs to help Ashland explore strategic alternatives for its investment in Arch Coal.

     On October 5, 1999, Ashland announced that it was making progress on its study to explore strategic alternatives for its investment in Arch Coal and that, at that point, a tax-free spin-off to its shareholders would seem to be its preferred alternative. Ashland also announced that it had submitted a proposal to Arch Coal and had begun discussions with a special committee of the Arch Coal Board of Directors regarding such a spin-off transaction. Such a spin-off would be subject, among other things, to a negotiated agreement with the special committee of the Arch Coal Board of Directors, approval by the Arch Coal shareholders, a favorable ruling from the Internal Revenue Service, and approval by Ashland's Board of Directors. There can be no assurance that an agreement with the special committee of the Arch Coal Board of Directors will be reached or that the necessary approvals of the Arch Coal shareholders and the Ashland Board of Directors will be obtained or that a favorable ruling from the Internal Revenue Service will be obtained. Even if an agreement is reached and such conditions are met, Ashland anticipates that it will be several months before a tax-free spin-off could be consummated.

     On January 24, 2000, Ashland announced that it continues to pursue spin-off alternatives for its investment in Arch Coal, including both tax-free and taxable distributions.



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                                 SIGNATURES
                                 ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   ASHLAND INC.
                                                   ------------
                                                   (Registrant)



    Date:   January 24, 2000                        /s/ David L. Hausrath
                                                   -----------------------------
                                                   Name:     David L. Hausrath
                                                   Title:    Vice President and
                                                             General Counsel


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